Exhibit 5.1

May 19, 2025

USA Rare Earth, Inc.

100 W Airport Road,

Stillwater, OK 74075

Ladies and Gentlemen:

We have acted as New York counsel to USA Rare Earth, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (as amended, the “Registration Statement”) and the related prospectus relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale from time to time by the selling securityholder named in the Registration Statement of an aggregate of up to 21,428,572 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company (the “Resale Shares”).

The Resale Shares consist of (i) 8,550,400 shares of Common Stock (the “PIPE Shares”) held by the selling stockholder, (ii) up to 2,163,886 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon exercise of a pre-funded warrant (the “Pre-Funded PIPE Warrant”) to purchase such number of shares held by the selling stockholder, and (iii) up to 10,714,286 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of a warrant to purchase such number of shares (the “PIPE Warrant”) held by the selling stockholder, at an exercise price of $7.00 per share, subject to adjustment. The PIPE Shares, Pre-Funded PIPE Warrant and PIPE Warrant were issued to the selling securityholder on May 2, 2025 pursuant to that certain amended and restated securities purchase agreement, dated as of April 29, 2025 (the “SPA”), by and between the Company and the selling stockholder named in the Registration Statement.

Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Registration Statement.

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S–K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, or any prospectus filed pursuant to Rule 424(b) with respect thereto, other than as expressly stated herein.

In connection with our opinions expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

(a)	the Registration Statement;

(b)	the SPA;

(c)	a copy of the Certificate of Incorporation of the Company, certified by the Delaware Secretary of State on May 19, 2025;

(d)	a copy of the Bylaws of the Company as in effect on May 19, 2025;

(e)	the Specimen Common Stock Certificate of the Company;

(f)	the Pre-Funded PIPE Warrant;

(g)	the PIPE Warrant;

(h)	a copy of the resolutions of the Board of Directors of the Company, dated April 29, 2025; and

(i)	a copy of a certificate, dated May 19, 2025, of the Delaware Secretary of State certifying the existence and good standing of the Company under the laws of the State of Delaware.

The documents listed in clauses (b), (f), and (g) above are referred to as the “Enforceability Documents”.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that (i) each party to each Enforceability Document is duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has, and had at all relevant times, full power and authority to execute and deliver, and to perform its obligations under, each Enforceability Document to which it is a party, (ii) that each Enforceability Document has been or will be duly authorized, and will be executed and delivered, by all of the parties thereto, and each party to each of the Enforceability Documents has satisfied or will satisfy all other legal requirements that are applicable to it to the extent necessary to make each Enforceability Document enforceable against it, (iii) that each Enforceability Document constitutes and will constitute the valid, binding and enforceable obligation of all of the parties thereto under all applicable laws, provided, however, that the assumptions set forth in the preceding clauses (i) – (iii) are not made as to Company to the extent expressly addressed in our opinions, (iv) that the execution and delivery of, and the performance of its obligations under, each Enforceability Document by each party thereto does not and will not (A) contravene such party’s articles or certificate of incorporation, by-laws or similar organizational documents, (B) contravene any laws or governmental rules or regulations that may be applicable to such party or its assets, (C) contravene any judicial or administrative judgment, injunction, order or decree that is binding upon such party or its assets, or (D) breach or result in a default under any contract, indenture, lease, or other agreement or instrument applicable to or binding upon such party or its assets; provided however that the assumptions in clauses (iv)(A), (B) and (D) are not made as to the Company to the extent expressly addressed in our opinions, (v) that all consents, approvals, licenses, authorizations, orders of, and all filings or registrations with, any governmental or regulatory authority or agency required under the laws of any jurisdiction for the execution and delivery of, and the performance of its obligations under, each Enforceability Document by each party thereto have been or will be obtained or made and are in full force and effect, and (vi) that there are no agreements or other arrangements that modify, supersede, novate, terminate or otherwise alter any of the terms of any Enforceability Document.

Based upon the foregoing assumptions and the assumptions set forth below, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that when the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act:

1.	The PIPE Shares were duly authorized and are validly issued, fully paid and non-assessable.

2.	The Pre-Funded PIPE Warrant Shares have been duly authorized and, when delivered upon exercise of the Pre-Funded PIPE Warrant and payment of the exercise price therefor, in accordance with the terms and conditions set forth in the Registration Statement and the Pre-Funded PIPE Warrant, will be validly issued, fully paid and non-assessable.

3.	The PIPE Warrant Shares have been duly authorized and, when delivered upon exercise of the PIPE Warrant and payment of the exercise price therefor, in accordance with the terms and conditions set forth in the Registration Statement and the PIPE Warrant, will be validly issued, fully paid and non-assessable.

The opinions stated herein are subject to the following qualifications:

(a)	we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Enforceability Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(b)	we do not express any opinion with respect to the enforceability of any provision contained in the Enforceability Documents relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of waiving or altering any statute of limitations;

(c)	we do not express any opinion as to any provision providing for the forfeiture or recovery of, or securing, amounts deemed to constitute penalties, or for or in the nature of liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges and make-whole premiums, default interest, and other economic remedies to the extent any such provision is deemed to constitute a penalty; and

(d)	we do not express any opinion with respect to, or as to the effect on the opinions contained in this opinion letter of, (i) any provision that appoints or purports to appoint attorneys-in-fact or other representatives or confers powers of attorney or grants similar authorizations or powers or that provides that a determination by any party will be conclusive and binding on any other parties, (ii) any provision stating that the partial invalidity of one or more provisions shall not invalidate the remaining provisions or that provides for the severance of any invalid, illegal or unenforceable term from the other terms, (iii) any provision that constitutes or has the effect of a waiver (expressly or by implication) of illegality or of rights, duties or defenses, or of provisions of law, which cannot as a matter of law or public policy be waived, (iv) any requirement that waivers, amendments or other modifications may only be made in writing, (v) any rights of setoff, (vi) any provision that purports to establish, waive or modify evidentiary standards (or may be construed to do so), (vii) any arbitration provision, any waiver of jury trial provision or any provision relating to choice of venue or jurisdiction, (viii) any restrictions on the transfer or pledge of rights or of interests in any assets, (ix) any calculations (whether expressed in figures or words), any formulae (whether expressed in figures or words), quantifications, diagrams, tables, or technical specifications, (x) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit, and (xi) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies.

The opinions expressed above are limited to questions arising under the Delaware General Corporation Law. We do not express any opinion as to the laws of any other jurisdiction.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the distribution of shares of Common Stock pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm as counsel for the Company that has passed on the validity of the shares of Common Stock appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement or any prospectus filed pursuant to Rule 424(b) with respect thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP

JR; RD; CTV

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